CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is made on March__, 2000 by and among Thermacell Technologies, Inc., a Florida corporation (the "Company"), and John Pidorenko (the "Consultant").

         WHEREAS, Company requires the Consultant's consulting services as described herein; and

         WHEREAS, the Company desires to engage the Consultant, and the Consultant desires to be engaged, to provide consulting services in accordance with and subject to the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the mutual promises, representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

                         ARTICLE 1.: CONSULTING SERVICES

     1.1. Duties and Responsibilities; Additional Consulting Services. The Company hereby retains the Consultant to provide consulting services (collectively, the "Services") to or on behalf of the Company as contemplated in this Agreement. The scope of such consulting Services shall be as determined and directed by the Company's Board of Directors (the "Board of Directors"). The Consultant shall render Services of not less than eighty (80) hours per quarter. Such Services will consist of management and marketing advisory and administrative services requested by the Company, utilizing the background and experience of the Consultant, particularly as it relates to his prior employment with the Company.

     1.2. Term. The term (the "Term") of this Agreement shall commence on the date hereof and shall continue for a period of five (5) years.

                            ARTICLE 2.: COMPENSATION

     2.1. Consulting Fee. As compensation for the Services, the Company shall pay the Consultant the following:

                  (a) A quarterly consulting fee (the "Quarterly Fee") of $30,000, which shall be paid in cash on or before the fifth (5th) business day of each quarter-annual period (a consecutive three month period beginning March 1, June 1, September 1 or December 1, respectively), during the first year of the term, and paid in cash or registered Common Stock of the Company in each year thereafter; and

                  (b) 375,000 shares of the Company's $.0001 par value per share common stock (the "Common Stock"), with the registration rights set forth in Section 5.1 hereof.


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     2.2. Anti-Dilution Protection; Adjustment.

                    (a) If the Company effects a corporate transaction, including, without limitation, a merger, acquisition, private placement or public offering, which would dilute the percentage of Common Stock to which Consultant is entitled pursuant to this Agreement, additional shares of Common Stock shall be issued to the Consultant as required to maintain his percentage ownership of Common Stock which existed prior to such corporate transaction.

                    (b) The amount and exercise price of securities purchasable upon the exercise of the Options shall be subject to adjustment in the event that the Company engages in any subdivision, reverse split or forward split of its Common Stock so that the Consultant shall be entitled to receive the kind and number of Shares of Common Stock which it would have been entitled to receive had those transactions not taken place.

     2.3 Release of Other Agreements. In consideration for the execution and delivery of this Agreement by the Company to the Consultant, the Consultant hereby releases the Company and its officers, directors and employees from any claims, demands or obligations under all prior agreements between the Company and the Consultant, including without limitation, that certain Employment Agreement dated as of April 4, 1996 between the Company and John Pidorenko.

                     ARTICLE 3.: EXPENSES & INDEMNIFICATION

     3.1. Expenses. The Company shall reimburse the Consultant for all reasonable travel and client-related expenses incurred by the Consultant in the course of the discharge of its duties hereunder. All requests for reimbursement of expenses by the Consultant must be supported by appropriate receipts and documentation as the Board of Directors may reasonably require. Notwithstanding any other provision of this Agreement, the Consultant agrees and acknowledges that any expenses which exceed an aggregate of $1,000 in any one month must be approved in advance by the Board of Directors to be eligible for reimbursement hereunder.

     3.2. Indemnification. The Company agrees to indemnify and hold Consultant, its affiliates, control persons, officers, employees and agents (collectively, the "Indemnified Persons") harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees) joint and several arising out of the performance of this Agreement, whether or not Consultant is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder which give rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any final determination, the indemnification and reimbursement provision of this Agreement shall apply the Company shall perform its obligations hereunder to reimburse Consultant for its expenses).

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                    ARTICLE 4.: TERMINATION & CONFIDENTIALITY

     4.1. Right to Terminate. The Company may immediately terminate this Agreement if the Consultant is convicted of fraud. The Consultant may terminate this Agreement upon sixty (60) days written notice to the Company. In the event of any such termination, such Consultant shall be entitled to receive any Quarterly Fees earned but unpaid through the date of such notice, together with any outstanding business expenses reimbursable pursuant to Section 3.1 hereof. Termination of this Agreement shall not effect Consultant's rights with respect to the Shares, including without limitation, the registration rights provided in
Section 5.1 hereof, which expressly survive termination of this Agreement.

     4.2. Return of the Company's Property. If this Agreement is terminated for any reason, the Consultant shall promptly return to the Company, postage paid, any and all equipment, documents (including all copies thereof) and any other material of any type or nature whatsoever supplied to the Consultant by the Company. Title to any equipment or material furnished to the Consultant shall remain in the Company and the Consultant shall have no ownership interest whatsoever in any of this equipment or material. The Company shall pay all costs and expenses associated with any such return.

     4.3 Confidentiality. Consultant will not disclose to any other person, firm or corporation, nor use for his own benefits, during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Consultant in the course of performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company and advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications).

     4.4 Inventions and Pending Patent Applications. Consultant agrees that all inventions, designs, improvements, writings and discoveries (collectively, "Inventions") made during the Term and pertaining to the business conducted by the Company shall be the exclusive property of the Company. Consultant hereby transfers and assigns to the Company all right, title and interest in and to the Inventions, including any and all domestic and foreign patent rights therein and any renewals thereof. Consultant shall assist the Company in obtaining patents and copyrights on all Inventions deemed suitable for patent or copyright by the Company and shall execute all documents and do all things necessary to obtain letters patent or copyrights, as the case may be, to vest the Company with full and exclusive title thereto, and to protect the same against infringements by others.

                         ARTICLE 5.: REGISTRATION RIGHTS

     5.1 Piggyback Registration Rights.


          (a) Notice Requirement. If at any time during the period (the "Registration Rights Period") beginning on the first anniversary of the date of this Agreement and ending on the fifth anniversary of this Agreement the Company proposes to register any shares of Common Stock under the Securities Act of 1933 (as amended) or any

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               applicable state securities laws (collectively referred to as the
               "Securities Laws") in connection with an offering (an "Offering") of the Common Stock, the Company shall deliver to the Consultant
               notice  of  its   intention   to   register   such   shares  (the
               "Registration Notice") at least thirty (30) days prior to any filing of a registration statement.

          (b) Registration Obligation. If the Consultant delivers written notice of his intent to exercise his registration rights hereunder to the Company no later than thirty (30) days after the Consultant receives the Registration Notice, the Company shall, subject to the terms and conditions of this Section 5.1, register under the Securities Laws the number of shares that Consultant requests by inclusion of such shares in the applicable registration statement. The Consultant's notice to the Company shall include the number of shares it intends to register along with any other information that the Company may request in the Registration Notice.

          (c) Registration Expenses. The Company shall pay all expenses related to each registration of Shares hereunder.

                            ARTICLE 6.: MISCELLANEOUS

     6.1. Notices. All notices and all other communications provided for in this Agreement shall be in writing and shall be given by hand delivery or nationally recognized overnight delivery service, addressed as follows:

         If to the Consultant:

         John Pidorenko
         8457 Eagle Preserve Way
         Sarasota, Florida 34241


         If to the Company:

         Thermacell Technologies, Inc.
         440 Fentress Blvd.
         Daytona Beach, Florida 32114
         Attention:  President

or to such other address or addresses as either party may designate by notice pursuant to this Section 5.1. Any such notice shall be effective upon delivery.

     6.2. No Violations of Law; Exclusivity. It is the intent of the parties hereto that the performance of each party's obligations hereunder not violate any applicable law or regulation, including, without limitation, the Securities Exchange Act of 1934, as amended, the regulations promulgated thereunder, as the laws of any state.

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     6.3. Power and Authority. Each party hereto hereby covenants and represents to the other party that the first party has the full power and authority to enter into this Agreement, and that entering into this Agreement will not violate any law, statute, ordinance or contractual provision in any way.

     6.4. Authority. The parties hereto acknowledge and agree that this Agreement does not create a fiduciary relationship between the Consultant and the Company, that the Consultant shall be an independent contractor with respect to the Company, and that nothing in this Agreement is intended to constitute or appoint the Consultant as an agent, legal representative, partner, employee or servant of the Company for any purpose whatsoever. The Consultant agrees and acknowledges that the Company shall not in any event assume liability for or be deemed liable hereunder as a result of any contract, agreement understanding, debt or obligation entered into by the Consultant on behalf of the Company without the Company's express prior written consent. As an independent contractor, the Consultant shall have no right or authority, either expressed or implied, to assume or create on behalf of the Company any obligation or responsibility of whatever kind or nature. The authority of the Consultant hereunder is strictly limited to the performance of the Services as described herein.

     6.5. Waiver, Governing Law, Arbitration. No waiver by any party hereto at any time of any breach by any party hereto of any condition or provision of this Agreement shall be deemed a waiver of any subsequent breach of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida. Any dispute or controversy which arises hereunder or in connection with the matters contained in this Agreement shall be conclusively determined by final and binding arbitration in Broward County, Florida in accordance with the Commercial
Arbitration Rules of the American Arbitration Association then in force unless the parties mutually agree otherwise in writing. The arbitration shall take place in Broward County, Florida. The determination of the arbitrator or arbitrators shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall prepare a written report stating its or their decision and a reasonably detailed analysis of the factors that led to such decision within thirty (30) days after the appointment of the final arbitrator to be appointed.

     6.6. Validity, Integration, Oral Termination, Modification. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement contains the final, complete and exclusive expression of the understandings among the parties regarding the matters discussed herein and supersedes any prior agreement or representation, oral or written, by any party. This Agreement cannot be changed or terminated orally. Any amendment or modification of this Agreement or any provision of it will be valid and effective only if it is written and signed by or on behalf of each party to this Agreement.

     6.7. Exhibits and Headings. Each exhibit, schedule and document referred to in this Agreement, attached to it or delivered pursuant to it is an integral part of it and is incorporated herein by reference. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for the convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation or effect.

     6.8. Attorneys' Fees. If any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the


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other party or parties, upon final judgment on the merits, reasonable attorneys'
fees, including attorneys' fees for any appeal, and the costs incurred in bringing such suit or proceeding.

     6.9. Continuing Obligations. The expiration or termination of this Agreement for any reason shall not affect any provisions hereof which are expressed to remain in full force and effect notwithstanding such termination, including, without limitation, Sections 2.2, 3.1, 3.2, 4.2, 4.3, 4.4, 5.1, 6.1, 6.2, 6.5 and 6.8.



         IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.


                                            THERMACELL TECHNOLOGIES, INC.


                                            By:
                                               --------------------------------
                                                 Name:
                                                 Title:



                                               --------------------------------
                                                John Pidorenko